Exhibit 99.1

News Release

AGL Resources Reports Second Quarter 2010 Results; Reaffirms Fiscal 2010 Earnings Guidance

•	Second quarter 2010 earnings results of $0.17 per diluted share, compared with $0.26 per diluted share in second quarter 2009

•	Year-to-date diluted EPS of $1.90 per share, compared with $1.81 per diluted share for the prior-year period

•	Company reaffirms 2010 earnings guidance in the range of $2.95 to $3.05 per diluted share

ATLANTA – July 29, 2010 – AGL Resources Inc. (NYSE: AGL) today reported second quarter net income of $14 million, or $0.17 per basic (and diluted) share, compared with $20 million, or $0.26 per basic (and diluted) share, for the second quarter of 2009.

The company’s second quarter 2010 financials reflect lower results in the wholesale business related to natural gas prices and their effects on storage and transportation hedges and, to a lesser extent, weather impacts on the retail business during the quarter.

For the six months ended June 30, 2010, net income was $148 million, or $1.90 per diluted share, compared with net income of $139 million, or $1.81 per diluted share, for the same period in 2009.

“Our businesses have performed well during the first half of the year,” said John W. Somerhalder II, AGL Resources chairman, president and chief executive officer.  “As a result of our strong first half of the year and positive outlook for the remainder of 2010, we are confident we will achieve earnings within our guidance range of $2.95 to $3.05 per diluted share.

“During the second quarter, we achieved a number of important milestones that should strengthen our future performance, including the approval of a rate increase and new rate design for our Chattanooga Gas franchise, significant progress in creating the first cavern at our Golden Triangle Storage project in Texas, and filing a permit application to expand our existing natural gas storage facility in Louisiana,” Somerhalder said. “In addition, on July 1, we completed the sale of AGL Networks, our telecommunications business, which was a non-core asset for us.”

BUSINESS SEGMENT RESULTS

Distribution Operations

The distribution operations segment contributed EBIT (earnings before interest and taxes) of $69 million, compared with $63 million in the second quarter of 2009.

The improvement over the prior-year quarter was due primarily to the addition of earnings from the Hampton Roads Crossing and Magnolia pipelines, as well as increased regulatory infrastructure program revenue at Atlanta Gas Light.

Operating expenses of $130 million during the second quarter were flat compared with the same period in 2009.

Year-to-date segment EBIT for distribution operations was $205 million, compared with $193 million in 2009.

Retail Energy Operations

The retail energy operations segment, consisting of SouthStar Energy Services, reported second quarter 2010 EBIT of $1 million, compared with $5 million in the second quarter of 2009.

The results for the quarter were affected by decreased average customer usage largely due to warmer weather as well as a change in the customer portfolio and retail pricing plan mix and a decrease in the average number of customers as compared to last year. These reductions were offset slightly by increased operating margins in Ohio.

Operating expenses in the second quarter of 2009 were $17 million compared with $18 million during the prior-year period, resulting from lower depreciation and other expenses.

Year-to-date segment EBIT for retail energy operations was $75 million compared with $68 million during the same period last year.

Wholesale Services

The wholesale services segment, consisting primarily of Sequent Energy Management, recorded an EBIT loss of $20 million for the second quarter of 2010, compared with an EBIT loss of $11 million in the second quarter of 2009.

Operating margin was down $11 million relative to the prior-year period, primarily the result of $8 million in losses recorded during the current quarter on the instruments used to hedge storage and transportation positions as a result of rising natural gas prices and the widening of transportation basis spreads during the quarter.  In second quarter 2009, $13 million in storage and hedge gains were recorded, a year-over-year reduction in operating margin of $21 million. These losses were partially offset by a $10 million improvement in commercial activity as compared with the same period last year.

Operating expenses during the second quarter declined $2 million compared with the prior-year period as a result of decreased incentive compensation costs and lower depreciation expense.

Year-to-date segment EBIT for wholesale services was $23 million, compared with EBIT of $27 million for the same period last year.

Energy Investments

EBIT for the energy investments segment, which includes the company’s natural gas storage operations and the AGL Networks fiber-optics business, decreased $2 million during the second quarter of 2010 compared with the prior-year period.

Operating expenses for the energy investments segment increased $3 million during the second quarter compared with the prior-year period, primarily the result of increased incentive and other costs at AGL Networks as well as increased employee costs and property taxes at Golden Triangle Storage.

Year to-date segment EBIT was $3 million, compared with $4 million in 2009.

INTEREST EXPENSE AND INCOME TAXES

Interest expense for the second quarter of 2010 was $26 million, an increase of $2 million compared with the second quarter of 2009. For the six months ended June 30, 2010, interest expense was $54 million, up $5 million from the same period last year. The increases primarily reflect the additional interest expense associated with the company’s $300 million bond issuance in August 2009.

Income taxes for the second quarter of 2010 were $8 million, compared with income taxes of $13 million in the second quarter of 2009. This was primarily due to lower consolidated earnings during the period. For the six months ended June 30, 2010, income tax expense was $90 million, an increase of $5 million compared with the same period in 2009 that resulted primarily from higher year-to-date consolidated earnings.

2010 EARNINGS OUTLOOK

AGL Resources continues to expect its 2010 earnings to be in the range of $2.95 to $3.05 per diluted share.  This earnings expectation assumes normal weather and average volatility in natural gas prices. However, unanticipated changes in these events or other circumstances could materially impact earnings, and could result in earnings for 2010 significantly above or below this outlook.

EARNINGS CONFERENCE CALL/WEBCAST

AGL Resources will host its second-quarter 2010 earnings conference call on Thursday, July 29, at 9 a.m. Eastern Daylight Savings Time. The conference call will be webcast, and can be accessed via the Investor Relations section of the company’s Web site (www.aglresources.com). A replay of the webcast will be available on the Investor Relations section of the company’s Web site for seven days following the call.

About AGL Resources
AGL Resources (NYSE: AGL), an Atlanta-based energy services company, serves approximately 2.3 million customers in six states. The company also owns Houston-based Sequent Energy Management, an asset manager serving natural gas wholesale customers throughout North America. As an 85-percent owner in the SouthStar partnership, AGL Resources markets natural gas to consumers in Georgia under the Georgia Natural Gas brand. The company also owns and operates Jefferson Island Storage & Hub, a high-deliverability natural gas storage facility near the Henry Hub in Louisiana. For more information, visit www.aglresources.com.

Forward-Looking Statements
Certain expectations and projections regarding our future performance referenced in this press release, in other reports or statements we file with the SEC or otherwise release to the public, and on our website, are forward-looking statements. Senior officers and other employees may also make verbal statements to analysts, investors, regulators, the media and others that are forward-looking. Forward-looking statements involve matters that are not historical facts, such as statements regarding our future operations, prospects, strategies, financial condition, economic performance (including growth and earnings), industry conditions and demand for our products and services. Because these statements involve anticipated events or conditions, forward-looking statements often include words such as "anticipate," "assume," "believe," "can," "could," "estimate," "expect," "forecast," "future," "goal," "indicate," "intend," "may," "outlook," "plan," "potential," "predict," "project," "seek," "should," "target," "would," or similar expressions. Forward-looking statements contained in this press release include, without limitation, the quote from John W. Somerhalder II and the information under the heading "2010 Earnings Outlook." Our expectations are not guarantees and are based on currently available competitive, financial and economic data along with our operating plans. While we believe our expectations are reasonable in view of the currently available information, our expectations are subject to future events, risks and uncertainties, and there are several factors - many beyond our control - that could cause results to differ significantly from our expectations.

Such events, risks and uncertainties include, but are not limited to, changes in price, supply and demand for natural gas and related products; the impact of changes in state and federal legislation and regulation including changes related to climate change; actions taken by government agencies on rates and other matters; concentration of credit risk; utility and energy industry consolidation; the impact on cost and timeliness of construction projects by government and other approvals, development project delays, adequacy of supply of diversified vendors, unexpected change in project costs, including the cost of funds to finance these projects; the impact of acquisitions and divestitures; direct or indirect effects on our business, financial condition or liquidity resulting from a change in our credit ratings or the credit ratings of our counterparties or competitors; interest rate fluctuations; financial market conditions, including recent disruptions in the capital markets and lending environment and the current economic downturn; general economic conditions; uncertainties about environmental issues and the related impact of such issues; the impact of changes in weather, including climate change, on the temperature-sensitive portions of our business; the impact of natural disasters such as hurricanes on the supply and price of natural gas; acts of war or terrorism; and other factors which are provided in detail in our filings with the Securities and Exchange Commission, which we incorporate by reference in this press release. Forward-looking statements are only as of the date they are made, and we do not undertake to update these statements to reflect subsequent changes.

Supplemental Information
Company management evaluates segment financial performance based on earnings before interest and taxes (EBIT), which includes the effects of corporate expense allocations and on operating margin. EBIT is a non-GAAP (accounting principles generally accepted in the United States of America) financial measure that includes operating income, other income and expenses. Items that are not included in EBIT are financing costs, including debt and interest expense and income taxes. The company evaluates each of these items on a consolidated level and believes EBIT is a useful measurement of our performance because it provides information that can be used to evaluate the effectiveness of our businesses from an operational perspective, exclusive of the costs to finance those activities and exclusive of income taxes, neither of which is directly relevant to the efficiency of those operations.

Operating margin is a non-GAAP measure calculated as operating revenues minus cost of gas, excluding operation and maintenance expense, depreciation and amortization, and taxes other than income taxes. These items are included in the company's calculation of operating income. The company believes operating margin is a better indicator than operating revenues of the contribution resulting from customer growth, since cost of gas is generally passed directly through to customers.

EBIT and operating margin should not be considered as alternatives to, or more meaningful indicators of, the company's operating performance than operating income or net income attributable to AGL Resources Inc. as determined in accordance with GAAP. In addition, the company's EBIT and operating margin may not be comparable to similarly titled measures of another company.

Reconciliation of non-GAAP financial measures referenced in this press release and otherwise in the earnings conference call and webcast is attached to this press release and is available on the company's Web site at http://www.aglresources.com/ under the Investor Relations section.

Contacts:         Financial
Steve Cave
Vice President, Finance
Office:  404-584-3801
Cell: 404-333-4721
scave@aglresources.com

Media
Alan Chapple
Office:  404-584-4095
Cell:  404-783-3011
achapple@aglresources.com

	AGL Resources Inc.
	Condensed Consolidated Statements of Income
	For the Three and Six Months Ended
	June 30, 2010 and 2009
	Unaudited
	(In millions, except per share amounts)

	Three Months			Six Months

	6/30/2010	6/30/2009	Fav/(Unfav)	6/30/2010	6/30/2009	Fav/(Unfav)

Operating Revenues	$359	$377	$(18)	$1,362	$1,372	$(10)

Cost of Gas	141	152	11	712	741	29

Operation and Maintenance Expenses	119	119	-	244	244	-

Depreciation and Amortization	39	39	-	79	78	(1)

Taxes Other Than Income Taxes	12	12	-	26	24	(2)

Total Operating Expenses	311	322	11	1,061	1,087	26

Operating Income	48	55	(7)	301	285	16
Other Income	-	3	(3)	2	5	(3)

Earnings Before Interest & Taxes	48	58	(10)	303	290	13
Interest Expense, Net	26	24	(2)	54	49	(5)

Earnings Before Income Taxes	22	34	(12)	249	241	8
Income Tax Expense	8	13	5	90	85	(5)

Net Income	14	21	(7)	159	156	3

Less Net Income Attributable to Noncontrolling Interest	-	1	1	11	17	6
Net Income Attributable to AGL Resources Inc.	$14	$20	$(6)	$148	$139	$9

Earnings Per Common Share
Basic	$0.17	$0.26	$(0.09)	$1.91	$1.81	$0.10
Diluted	$0.17	$0.26	$(0.09)	$1.90	$1.81	$0.09
Weighted Average Shares Outstanding
Basic	77.4	76.7	(0.7)	77.3	76.8	(0.5)
Diluted	77.8	76.9	(0.9)	77.7	76.9	(0.8)

	AGL Resources Inc.
	EBIT Schedule
	For the Three and Six Months Ended
	June 30, 2010 and 2009
	Unaudited
	(In millions, except per share amounts)

	Three Months			Six Months

	6/30/2010	6/30/2009	Fav/(Unfav)	6/30/2010	6/30/2009	Fav/(Unfav)

Distribution Operations	$69	$63	$6	$205	$193	$12
Retail Energy Operations	1	5	(4)	75	68	7
Wholesale Services	(20)	(11)	(9)	23	27	(4)
Energy Investments	-	2	(2)	3	4	(1)
Corporate	(2)	(1)	(1)	(3)	(2)	(1)
Consolidated EBIT	48	58	(10)	303	290	13
Interest Expense, Net	26	24	(2)	54	49	(5)
Income Tax Expense	8	13	5	90	85	(5)
Net Income	14	21	(7)	159	156	3

Less Net Income Attributable to the Noncontrolling Interest	-	1	1	11	17	6
Net Income Attributable to AGL Resources Inc.	$14	$20	$(6)	$148	$139	$9

Earnings per Common Share
Basic	$0.17	$0.26	$(0.09)	$1.91	$1.81	$0.10
Diluted	$0.17	$0.26	$(0.09)	$1.90	$1.81	$0.09

	AGL Resources Inc.
	Reconciliation of Operating Margin to Operating Revenues
	For the Three and Six Months Ended
	June 30, 2010 and 2009
	Unaudited
	(In millions)

	Three Months			Six Months

	6/30/2010	6/30/2009	Fav/(Unfav)	6/30/2010	6/30/2009	Fav/(Unfav)

Operating Revenues	$359	$377	$(18)	$1,362	$1,372	$(10)
Cost of Gas	141	152	11	712	741	29
Operating Margin	$218	$225	$(7)	$650	$631	19